Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2010 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter 2010 Highlights

•                  Sales of $311.0 million were 16.7% higher than last year (19.3% in constant currency) led by strong Commercial Aerospace sales (up 28.6% in constant currency).

•                  Net income of $22.9 million, $0.23 per diluted share ($0.20 per adjusted diluted share, see Table D), versus $5.7 million, $0.06 per diluted share last year ($0.11 per adjusted diluted share).

•                  Free Cash Flow of $40.1 million for the quarter and $77.7 million for the year.  Net debt of $215.0 million is at the lowest level since 1996.

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
(In millions, except per share data)	2010	2009	Change	2010	2009	Change

Net Sales	$311.0	$266.6	16.7%	$1,173.6	$1,108.3	5.9%
Net sales change in constant currency			19.3%			7.0%
Operating Income	31.0	14.5	114%	129.8	103.7	25.2%
Net Income	22.9	5.7	301%	77.4	56.3	37.5%
Diluted net income per common share	$0.23	$0.06		$0.77	$0.57

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$31.0	$22.0	40.9%	$133.3	$111.2	19.9%
As a % of sales	10.0%	8.3%		11.4%	10.0%
Adjusted Net Income (table D)	20.0	11.3	77.0%	77.5	61.9	25.2%
Adjusted diluted net income per share	$0.20	$0.11		$0.78	$0.63

STAMFORD, CT. January 26, 2011 — Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter of 2010.  Net sales during the quarter were $311.0 million, 16.7% higher than the $266.6 million reported for the fourth quarter of 2009.  Operating income for the period was $31.0 million, compared to $14.5 million last year.  Net income for the fourth quarter of 2010 was $22.9 million, or $0.23 per diluted share, compared to $5.7 million or $0.06 per diluted share in 2009.  The 2010 results include $2.9 million ($0.03 per diluted share) of benefits from reversing valuation allowances against U.S. deferred tax assets.  The 2009 results include a $7.5 million charge related to settling a previously disclosed legal matter.  Excluding these items, adjusted diluted net income for the fourth quarter of 2010 was $0.20 per share compared to $0.11 per share in 2009 (see Table D).

Chief Executive Officer Comments

Mr. Berges commented, “We are pleased with our 2010 results, especially since we started the year with a great deal of uncertainty about the direction of our core markets.  Our sales growth over the last three quarters, along with strong profitability throughout the year, enabled us to improve our 2010 adjusted net income by 25% over last year’s level with only a 7% increase in constant currency sales.  A strong focus on working capital improvement resulted in a $26 million inventory reduction in the quarter despite the sequential sales growth in demand, helping us to end the year with $78 million of free cash flow.  The overhead absorption impact of the inventory cuts depressed margins for the quarter, but we still managed to deliver our 20% incremental leverage on the year over year adjusted operating margin comparisons. For the second half of 2010, which provides a more normalized view with respect to inventory impacts, our operating margin was 320 basis points higher than the second half of 2009.”

Looking ahead, Mr. Berges said, “Thanks to the significant number of orders received in 2010 by our key commercial aerospace and wind customers, we have a much improved environment for our markets, which gives us the confidence to reaffirm our previously announced 2011 guidance.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $174.1 million increased 27.0% (28.6% in constant currency) for the quarter as compared to the fourth quarter 2009.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) nearly doubled versus the same period last year and again represented more than 20% of Commercial Aerospace sales.  Airbus and Boeing legacy aircraft related sales for the quarter were up 10% compared to last year and were slightly up on a sequential basis.

•                  For the full year 2010, combined sales to Airbus and Boeing and their subcontractors were 22% higher than in 2009 and accounted for nearly 83% of Commercial Aerospace sales.  New program sales accounted for over 80% of the increase in Commercial Aerospace sales for the year.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were the highest since the first quarter of 2009 and about 15% above last year’s fourth quarter.  Full year 2010 sales of $111.8 million for this submarket were 6.6% lower than the full year of 2009, but have been gradually recovering in recent quarters.

Space & Defense

•                  Strong Space & Defense sales of $84.2 million were 15.3% higher (17.3% in constant currency) than the fourth quarter of 2009 as the impact of the F22 cancellation is now mostly behind us.  Full year 2010 sales of $310.5 million were 4.5% higher in constant currency than 2009, but would have been 8.7% higher if the F22 sales were removed from both periods.  We continue to benefit from rotorcraft related growth and participating in a wide range of programs in the U.S., Europe and Asia.

Industrial

•                  Total Industrial sales of $52.7 million for the fourth quarter of 2010 were 6.7% lower (1.5% in constant currency) than the fourth quarter of 2009.  In October, Vestas, our largest wind energy customer, announced the closure of a number of European plants as they transition production capacity to the U.S. and China.  This move, along with associated inventory realignment, negatively impacted both our sales and our operations.  Wind sales for the quarter were down over 20% on a constant currency basis from both last year and the third quarter 2010 levels.  For the year, wind sales were also down over 20% on a constant currency basis, as the 2010 first quarter sales were hit hard by Vestas’ inventory corrections.

•                  The record wind turbine order intake by Vestas in 2010, combined with the introduction of their new, larger, 55 meter blade leads us to expect a return to double digit growth in wind prepreg sales beginning the first quarter of 2011.

•                  Industrial sales other than wind were up over 30% in constant currency for the quarter from the recent low point in the fourth quarter of 2009.  The growth was across all sub-markets.  Sales for the year were modestly above the full year of 2009.

Operations

•                  Gross margin was 21.7% of net sales for the quarter as compared to 21.1% in the same period last year.  Inventories decreased $26 million in constant currency in the fourth quarter of 2010, after increasing almost $14 million in the third quarter of 2010.  While the quarter benefited from higher sales than last year and favorable exchange rates, it was offset by the unfavorable absorption impact of the inventory decline and the operational impacts of our customer’s European wind plant closures.

•                  For the year, gross margin was 24.1% compared to 22.4% for last year with about 40 basis points of the improvement coming from exchange rates.  Higher sales volume, factory productivity, cost reduction initiatives, and a favorable product mix allowed us to more than offset the step-up in depreciation expense included in cost of sales of $4.5 million versus last year.  As usual, the second half was seasonally weaker than the first half, but less pronounced than 2009.  Gross margin for the second half of 2010 was 22.8% as compared to 20.7% for the second half of 2009.

•                  Fourth quarter adjusted operating income of $31.0 million, or 10.0% of sales, was a significant improvement over the 2009 amounts of $22.0 million, or 8.3% of sales, primarily reflecting the higher sales. Full year adjusted operating income of $133.3 million, or 11.4% of sales, was a full 140 basis points better than 2009. For the year, incremental leverage on the growth was almost 34%.

Tax

•                        The tax provision was $4.0 million for the fourth quarter of 2010.  Excluding the one-time benefit of $2.9 million from the reversal of valuation allowances against U.S. deferred tax assets, the effective tax rate was 25.7%.  For the full year, the effective tax rate excluding one-time items was 29.4%, and 28.4% for 2009.

Cash and other

•                  Free cash flow for the quarter was $40.1 million and for the year it was $77.7 million versus $74.4 million for 2009.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.  Total debt, net of cash as of December 31, 2010 was $215.0 million, a year to date decrease of $67.2 million, which is the lowest level since 1996.

•                  Interest expense for the fourth quarter was $4.2 million compared to $6.3 million last year.  The decrease reflects the lower borrowing rate from the July 2010 refinancing, less debt outstanding and a $0.7 million one-time benefit from reduced interest on liabilities for uncertain tax positions.

•                  As previously announced, we will redeem $150 million of our $225 million 6.75% senior subordinated notes on February 1, 2011 at a call premium of 2.25%.  The redemption will primarily be funded by the $135 million add-on to our senior secured credit facility that was completed in December 2010.  The add-on increased the Company’s $150 million revolving loan facility to $285 million.  As a result of the redemption, we will accelerate the unamortized financing costs of the senior subordinated notes being redeemed and expense the call premium incurring a pretax charge of $4.9 million (estimated after tax of $0.03 per diluted share) in the first quarter of 2011.  At December 31, 2010, proforma for the February 1, 2011 redemption, Hexcel has about $247 million of cash on hand and available borrowing capacity.

2011 Outlook

We reaffirm our 2011 outlook, which was previously issued on December 13, 2010.  Our 2011 outlook includes:

•                  Sales to be in the range of $1,225 to $1,300 million

•                  Adjusted diluted earnings per share to be in the $0.90 to $0.98 range

•                  Capital expenditures to be $150 to $175 million

•                  Target free cash flow to be break-even by year-end

*****

Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, January 27, 2011 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2352 and the confirmation code is 3245905.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; and the impact of the above factors on our expectations of 2011 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarters Ended December 31,		Years Ended December 31,
(In millions, except per share data)	2010	2009	2010	2009
Net sales	$311.0	$266.6	$1,173.6	$1,108.3
Cost of sales	243.4	210.3	891.0	859.8
Gross margin	67.6	56.3	282.6	248.5
% Gross Margin	21.7%	21.1%	24.1%	22.4%

Selling, general and administrative expenses	28.8	26.8	118.5	107.2
Research and technology expenses	7.8	7.5	30.8	30.1

Other operating expense (a)	—	7.5	3.5	7.5
Operating income	31.0	14.5	129.8	103.7

Interest expense, net	4.2	6.3	23.2	26.1
Non-operating expense (b)	—	—	6.8	—
Income before income taxes and equity in earnings from affiliated companies	26.8	8.2	99.8	77.6
Provision for income taxes (c)	4.0	2.6	22.9	22.0

Income before equity in earnings from affiliated companies	22.8	5.6	76.9	55.6
Equity in earnings from affiliated companies	0.1	0.1	0.5	0.7
Net income	$22.9	$5.7	$77.4	$56.3

Basic net income per common share:	$0.23	0.06	$0.79	0.58

Diluted net income per common share:	$0.23	0.06	$0.77	0.57

Weighted-average common shares:
Basic	97.7	96.9	97.6	96.9
Diluted	100.1	98.5	99.9	98.2

a)              Other operating expense for the year ended December 31, 2010 reflects an increase in environmental reserves primarily for remediation of the site of a manufacturing facility which we sold in 1986.  The fourth quarter of 2009 included $7.5 million legal settlement expense.

b)             $6.8 million is the accelerated amortization of deferred financing costs as a result of refinancing our Senior Secured Credit Facility.

c)              Provision for income taxes for the quarter ended December 31, 2010 includes a $2.9 million benefit from the reversal of valuation allowances against U.S. deferred tax assets.  The year ended December 31, 2010 also includes a $3.5 million benefit from New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	December 31, 2010	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$117.2	$78.5	$110.1
Accounts receivable, net	173.9	182.9	158.4
Inventories, net	169.9	197.5	157.2
Prepaid expenses and other current assets	36.7	40.9	35.4
Total current assets	497.7	499.8	461.1

Property, plant and equipment	1,063.9	1,048.1	1,045.1
Less accumulated depreciation	(465.6)	(468.2)	(443.0)
Net property, plant and equipment	598.3	579.9	602.1

Goodwill and other intangible assets, net	56.2	56.5	56.7
Investments in affiliated companies	19.9	19.3	17.7
Deferred tax assets	63.6	73.1	85.6
Other assets	22.4	22.4	23.4
Total assets	$1,258.1	$1,251.0	$1,246.6

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$27.6	$10.5	$33.5
Accounts payable	83.0	82.6	74.3
Accrued liabilities	95.3	103.8	93.9
Total current liabilities	205.9	196.9	201.7

Long-term notes payable and capital lease obligations	304.6	321.1	358.8
Other non-current liabilities	88.2	97.8	110.5
Total liabilities	598.7	615.8	671.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 99.6 shares issued at December 31, 2010, 99.4 shares issued at September 30, 2010, and 98.6 shares issued at December 31, 2009	1.0	1.0	1.0
Additional paid-in capital	552.3	548.9	535.3
Retained earnings	148.4	125.5	71.0
Accumulated other comprehensive (loss)	(15.1)	(12.6)	(7.0)
	686.6	662.8	600.3
Less – Treasury stock, at cost, 2.2 shares at December 31, 2010 and September 30, 2010 and 2.0 shares at December 31, 2009	(27.2)	(27.6)	(24.7)
Total stockholders’ equity	659.4	635.2	575.6
Total liabilities and stockholders’ equity	$1,258.1	$1,251.0	$1,246.6

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended December 31,
(In millions)	2010	2009

Cash flows from operating activities
Net income	$77.4	$56.3

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	53.2	46.6
Amortization of debt discount and deferred financing costs	10.3	4.9
Deferred income taxes	16.1	19.6
Business consolidation and restructuring payments	(0.8)	(1.7)
Equity in earnings from affiliated companies	(0.5)	(0.7)
Share-based compensation	12.4	8.3
Excess tax benefits on share-based compensation	(2.3)	(0.7)

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(22.5)	31.8
(Increase) decrease in inventories	(16.7)	38.4
Increase in prepaid expenses and other current assets	(0.2)	(7.3)
Increase (decrease) in accounts payable/accrued liabilities	4.5	(28.1)
Other – net	(4.4)	5.4
Net cash provided by operating activities (a)	126.5	172.8

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(48.8)	(98.4)
Investment in joint venture	—	(6.0)
Net cash used for investing activities	(48.8)	(104.4)

Cash flows from financing activities
Borrowings from foreign credit line	3.9	3.0
Borrowings from senior secured credit facility — new and former term B loan	100.0	171.5
Repayments of senior secured credit facility — former term loans	(164.1)	(177.9)
Repayments of senior secured credit facility — new term loan	(2.5)	—
Issuance costs related to new and former Senior Secured Credit Facility	(5.1)	(10.3)
Capital lease obligations and other debt, net	(0.5)	0.3
Activity under stock plans	3.1	0.7
Net cash used for financing activities	(65.2)	(12.7)

Effect of exchange rate changes on cash and cash equivalents	(5.4)	3.5
Net increase in cash and cash equivalents	7.1	59.2
Cash and cash equivalents at beginning of period	110.1	50.9
Cash and cash equivalents at end of period	$117.2	$110.1

Supplemental Data:
Free cash flow (a)+(b)	$77.7	$74.4
Cash interest paid	23.5	27.8
Cash taxes (refunded) paid	(1.5)	11.9
Accrual basis additions to property, plant and equipment	$60.7	$85.7

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended December 31, 2010 and 2009	Table A

(In millions)

	(Unaudited)
	As Reported			Constant Currency (a)
Market Segment	2010	2009	B/(W) %	FX Effect (b)	2009	B/(W) %
Commercial Aerospace	$174.1	$137.1	27.0	$(1.7)	$135.4	28.6
Space & Defense	84.2	73.0	15.3	(1.2)	71.8	17.3
Industrial	52.7	56.5	(6.7)	(3.0)	53.5	(1.5)
Consolidated Total	$311.0	$266.6	16.7	$(5.9)	$260.7	19.3
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	56.0	51.4			51.9
Space & Defense	27.1	27.4			27.6
Industrial	16.9	21.2			20.5
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2010 and 2009	Table A

(In millions)

	(Unaudited)
	As Reported			Constant Currency (a)
Market Segment	2010	2009	B/(W) %	FX Effect (b)	2009	B/(W) %
Commercial Aerospace	$644.7	$556.2	15.9	$(2.9)	$553.3	16.5
Space & Defense	310.5	299.4	3.7	(2.4)	297.0	4.5
Industrial	218.4	252.7	(13.6)	(6.2)	246.5	(11.4)
Consolidated Total	$1,173.6	$1,108.3	5.9	$(11.5)	$1,096.8	7.0
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	54.9	50.2			50.4
Space & Defense	26.5	27.0			27.1
Industrial	18.6	22.8			22.5
Consolidated Total	100.0	100.0			100.0

(a)          To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2009 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2010 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information	Table B

	(Unaudited)
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total

Fourth Quarter 2010
Net sales to external customers	$240.6	$70.4	$—	$311.0
Intersegment sales	8.5	0.3	(8.8)	—
Total sales	249.1	70.7	(8.8)	311.0
Operating income (loss)	32.0	11.8	(12.8)	31.0
% Operating margin	12.8%	16.7%		10.0%
Adjusted % operating margin (see Table C)	12.8%	16.7%		10.0%
Depreciation and amortization	12.9	1.0	—	13.9
Stock-based compensation expense	0.7	0.1	1.1	1.9
Accrual based additions to capital expenditures	34.7	1.9	—	36.6

Fourth Quarter 2009
Net sales to external customers	$202.6	$64.0	$—	$266.6
Intersegment sales	5.5	—	(5.5)	—
Total sales	208.1	64.0	(5.5)	266.6
Operating income (loss)	15.3	9.6	(10.4)	14.5
% Operating margin	7.4%	15.0%		5.4%
Adjusted % operating margin (see Table C)	11.0%	15.0%		8.3%
Depreciation and amortization	11.1	1.0	—	12.1
Stock-based compensation expense	0.7	0.1	0.8	1.6
Accrual based additions to capital expenditures	18.6	1.3	—	19.9

Full Year 2010
Net sales to external customers	$904.5	$269.1	$—	$1,173.6
Intersegment sales	38.7	0.6	(39.3)	—
Total sales	943.2	269.7	(39.3)	1,173.6
Operating income (loss)	139.6	45.7	(55.5)	129.8
% Operating margin	14.8%	16.9%		11.1%
Adjusted % operating margin (see Table C)	15.2%	16.9%		11.4%
Depreciation and amortization	49.1	3.9	0.2	53.2
Stock-based compensation expense	4.2	0.7	7.5	12.4
Accrual based capital expenditures	57.3	3.3	0.1	60.7

Full Year 2009
Net sales to external customers	$856.5	$251.8	$—	$1,108.3
Intersegment sales	27.2	0.1	(27.3)	—
Total sales	883.7	251.9	(27.3)	1,108.3
Operating income (loss)	111.4	36.0	(43.7)	103.7
% Operating margin	12.6%	14.3%		9.4%
Adjusted % operating margin (see Table C)	13.5%	14.3%		10.0%
Depreciation and amortization	42.3	4.1	0.2	46.6
Stock-based compensation expense	3.1	0.6	4.6	8.3
Accrual based capital expenditures	82.7	2.4	0.6	85.7

(a)    We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Operating Income	Table C

	Unaudited
	Quarters Ended December 31,		Years Ended December 31,
(In millions)	2010	2009	2010	2009

GAAP operating income	$31.0	$14.5	$129.8	$103.7
- Legal settlement expense	—	7.5	—	7.5
- Adjustment to prior year gain on sale of business	—	—	—	(1.7)
- Environmental expense	—	—	3.5	1.7
Non-GAAP Operating Income	$31.0	$22.0	$133.3	$111.2
% of Net Sales	10.0%	8.3%	11.4%	10.0%
- Stock Compensation Expense	1.9	1.6	12.4	8.3
- Depreciation and amortization	13.9	12.1	53.2	46.6
Non-GAAP EBITDA	$46.8	$35.7	$198.9	$166.1

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented.  In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Net Income	Table D

	Unaudited
	Quarters Ended December 31,
	2010		2009
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$22.9	$0.23	$5.7	$0.06
- Tax adjustments (a)	(2.9)	(0.03)	—	—
- Legal settlement expense (net of tax) (b)	—	—	5.6	0.06
Non-GAAP net income	$20.0	$0.20	$11.3	$0.11

	Unaudited
	Years Ended December 31,
	2010		2009
	As Reported	EPS	As Reported	EPS

GAAP net income	$77.4	$0.77	$56.3	$0.57
- Acceleration of deferred financing costs (net of tax) (c)	4.3	0.04	—	—
- Legal settlement expense (net of tax) (b)	—	—	5.6	0.06
- Adjustment to prior year gain on sale of business (net of tax) (d)	—	—	(1.1)	(0.01)
- Environmental Expense (net of tax) (e)	2.2	0.02	1.1	0.01
- Tax adjustments (a)	(6.4)	(0.06)	—	—
Non-GAAP net income	$77.5	$0.78	$61.9	$0.63

(a)          The quarter ended December 31, 2010 includes a $2.9 million benefit from the reversal of valuation allowances against U.S. deferred tax assets.  The year ended December 31, 2010 also includes a $3.5 million benefit from New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

(b)         The fourth quarter and full year 2009 results include the $7.5 million legal settlement expense.

(c)         The full year 2010 results include $4.3 million after tax expense related to the acceleration of deferred financing costs due to the refinancing of our Senior Secured Credit Facility during the third quarter.

(d)         The full year 2009 results include a $1.1 million after-tax gain from the prior year sale of a business, primarily due to the receipt of an earn-out payment from the buyer.

(e)          Environmental expense is the increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries

Schedule of Net Income Per Common Share	Table E

	Unaudited
	Quarters Ended December 31,		Years Ended December 31,
(In millions, except per share data)	2010	2009	2010	2009

Basic net income per common share:
Net income	$22.9	$5.7	$77.4	$56.3
Weighted average common shares outstanding	97.7	96.9	97.6	96.9

Basic net income per common share	$0.23	$0.06	$0.79	$0.58

Diluted net income per common share:
Net income	$22.9	$5.7	$77.4	$56.3
Weighted average common shares outstanding — Basic	97.7	96.9	97.6	96.9

Plus incremental shares from assumed conversions:
Restricted stock units	0.9	0.6	1.0	0.6
Stock Options	1.5	1.0	1.3	0.7
Weighted average common shares outstanding—Dilutive	100.1	98.5	99.9	98.2

Diluted net income per common share	$0.23	$0.06	$0.77	$0.57

Hexcel Corporation and Subsidiaries

Schedule of Total Debt, Net of Cash	Table F

	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2010	2010	2009

Current maturities of notes payable and capital lease obligations	$27.6	$10.5	$33.5
Long-term notes payable and capital lease obligations	304.6	321.1	358.8
Total Debt	332.2	331.6	392.3
Less: Cash and cash equivalents	(117.2)	(78.5)	(110.1)
Total debt, net of cash	$215.0	$253.1	$282.2